UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2008

Barrier Therapeutics, Inc.

(Exact name of registrant specified in its charter)

Delaware	000-50680	22-3828030
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 College Road East, Suite 3200, Princeton, New Jersey 08540

(Address of principal executive offices)

(609) 945-1200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement for New Chief Executive Officer Effective April 1, 2008

As previously announced, effective April 1, 2008, Alfred Altomari, Barrier Therapeutics, Inc.’s (the “Company”) current Chief Operating Officer, will assume the role of Chief Executive Officer of the Company. In connection with his new appointment to serve as Chief Executive Officer of the Company, on March 14, 2008, the Company entered into a new employment agreement with Mr. Altomari (the “Altomari Employment Agreement”) upon substantially the same terms as the Company’s agreement with the current Chief Executive Officer.

Under the Altomari Employment Agreement, Mr. Altomari is employed as our Chief Executive Officer at an annual salary of $370,000 per year, subject to any increases determined by the Compensation Committee (the “Committee”) of the Board of Directors from time to time. Mr. Altomari is entitled to participate in all bonus and incentive programs, including our equity compensation programs, with the amount of any such bonus or incentive being determined by the Committee. The agreement may be terminated by either us or Mr. Altomari with or without cause at any time. If Mr. Altomari terminates his agreement for good reason or if we terminate the agreement without cause, Mr. Altomari is entitled to receive a separation payment equal to 1.5 times his then current base salary plus 1.0 times his target annual cash bonus for the year of termination. Also, in the event of termination without cause or for good reason, Mr. Altomari will be entitled to receive a pro-rated cash bonus for the year of termination based on target and number of days employed in the year of termination and medical coverage until the earlier of 12 months following the date of termination or the date he may be eligible to receive benefits elsewhere. Mr. Altomari is also entitled to immediate vesting of any restricted stock, option or other equity award to the extent of the vesting that would otherwise have occurred during the 1 year period following the termination, and 6 months from the date of termination to exercise any vested stock option award. In addition, if we complete certain specified corporate transactions, such as a merger or a sale of substantially all of our assets, or if more than 50% of our outstanding voting shares are acquired by any person or group, or if the executive dies or becomes disabled, then all shares of restricted stock, options or other equity awards will immediately vest, or be released from our repurchase right.

A copy of the employment agreement is filed as exhibit 10.1 to this Form 8-K.

In connection with his appointment as Chief Executive Officer, the Company also granted Mr. Altomari options to purchase 320,000 shares of the Company’s common stock at an exercise price of $3.35 per share, the fair market value of the Company’s common stock on March 14, 2008. These options will vest 25% on the first anniversary of the date of grant, with the balance to vest in 36 equal monthly installments thereafter.

Resignation of Chief Financial Officer Effective April 30, 2008

On March 11, 2008, the Company and Anne VanLent, the Company’s Executive Vice President, Chief Financial Officer, and Treasurer (“CFO”), agreed to a mutual separation, whereby Ms. VanLent shall continue as the CFO of the Company until April 30, 2008. In connection with this mutual separation, Ms. VanLent and the Company anticipate entering into a separation agreement on terms consistent with those contained in Ms. VanLent’s employment agreement.

The separation agreement entered into between the Company and Ms. VanLent, if and when finalized and executed, will be filed as an exhibit to a Form 8-K or the Company’s next periodic report.

Appointment of New Chief Financial Officer Effective May 1, 2008

On March 11, 2008 the Board of Directors appointed, effective May 1, 2008, Dennis P. Reilly, age 49, the Company’s current Vice President, Finance and Principal Accounting Officer, to the role of Chief Financial Officer of the Company. Mr. Reilly joined the Company as Vice President, Finance in September 2005 and was appointed Principal Accounting Officer in June 2006. Prior to joining Barrier, Mr. Reilly was Senior Director and Controller of The Medicines Company from May 2002 until September 2005. Previously, Mr. Reilly was the U.S. Controller of Orbiscom, Inc. Mr. Reilly also spent 17 years with Mobil Corporation in various accounting and finance roles of increasing responsibility. Mr. Reilly received a bachelor’s degree in Accounting from Villanova University and a master’s degree in Finance from Virginia Tech University. Mr. Reilly is also a Certified Public Accountant.

Mr. Reilly does not have any family relationship with any executive officer or director of the Company. In addition, neither Mr. Reilly nor any member of his immediate family has engaged, directly or indirectly, in any transaction, or series of similar transactions, with the Company or any of its subsidiaries since January 1, 2007 in which the amount involved exceeds $120,000, other than compensation paid in connection with the terms of his employment with the Company.

In connection with his new appointment to serve as Chief Financial Officer of the Company, on March 14, 2008, the Company entered into a new employment agreement with Mr. Reilly (the “Reilly Employment Agreement”) upon substantially the same terms as the Company’s agreements with the Company’s current Chief Financial Officer.

Under the Reilly Employment Agreement, Mr. Reilly is employed as our Chief Financial Officer at an annual salary of $260,000 per year, subject to any increases determined by the Committee from time to time. Mr. Reilly is entitled to participate in all bonus and incentive programs, including our equity compensation programs, with the amount of any such bonus or incentive being determined by the Committee. The agreement may be terminated by either us or Mr. Reilly with or without cause at any time. If Mr. Reilly terminates his agreement for good reason or if we terminate the agreement without cause, Mr. Reilly is entitled to receive a separation payment equal to 1.0 times his then current base salary plus 1.0 times his target annual cash bonus for the year of termination. Also, in the event of termination without cause or for good reason, Mr. Reilly will be entitled to receive a pro-rated cash bonus for the year of termination based on target and number of days employed in the year of termination and medical coverage until the earlier of 12 months following the date of termination or the date he may be eligible to receive benefits elsewhere. Mr. Reilly is also entitled to immediate vesting of any restricted stock, option or other equity award to the extent of the vesting that would otherwise have occurred during the 1 year period following the termination, and 6 months from the date of termination to exercise any vested stock option award. In addition, if we complete certain specified corporate transactions, such as a merger or a sale of substantially all of our assets, or if more than 50% of our outstanding voting shares are acquired by any person or group, or if the executive dies or becomes disabled, then all shares of restricted stock, options or other equity awards will immediately vest, or be released from our repurchase right.

A copy of the employment agreement is filed as exhibit 10.2 to this Form 8-K.

In connection with his appointment as Chief Financial Officer, the Company also granted Mr. Reilly options to purchase 70,000 shares of the Company’s common stock at an exercise price of $3.35 per share, the fair market value of the Company’s common stock on March 14, 2008. These options will vest 25% on the first anniversary of the date of grant, with the balance to vest in 36 equal monthly installments thereafter.

Executive Officer Compensation

Base Salaries. On March 11, 2008, the Committee also approved base salaries, effective April 1, 2008, for the executive officers of the Company in the amounts indicated below.

Name	Prior Base Salary	New Base Salary
Alfred Altomari	$286,000	$370,000
Albert C. Bristow	$221,000	$260,000
Braham Shroot	$315,000	$328,000
Dennis P. Reilly	$212,000	$260,000
Anne M. VanLent	$274,000	$274,000

Annual Incentive Awards. On March 11, 2008, the Committee approved annual incentive awards for 2007, payable in cash, stock options and restricted stock to the Company’s executive officers, as follows:

Name	Cash Award	Stock Option Award	Restricted Stock Award
Geert Cauwenbergh, Ph.D.	$84,500	85,000	28,333
Alfred Altomari	$50,500	50,000	16,667
Albert C. Bristow	$50,500	17,500	5,833
Braham Shroot	$45,000	37,500	12,500
Dennis P. Reilly	$41,750	12,500	4,167
Anne M. VanLent	$72,000	30,000	10,000

These grants for Mr. Altomari and Mr. Reilly are in addition to the grants made in connection with their promotions and described above. For each of the executive officers the stock options which were granted have an exercise price of $3.35 per share (the closing price of common stock on the date of grant, March 14, 2008), and vest as follows: 25% on the date of grant and thereafter in a series of three (3) successive equal annual installments measured from the date of grant. Similarly, the shares of restricted stock which were granted on March 14, 2008, had a fair market value on the date of grant of $3.35 per share, and vest as follows: 25% on the date of grant, and thereafter in a series of three (3) successive equal annual installments measured from the date of grant.

The awards were made pursuant to the Company’s annual incentive plan for 2007 (the “2007 AIP”). Under the 2007 AIP there is no provision for a mandatory minimum incentive award and the Committee and the Board retain full discretion as to the total amount of cash and equity distributed to all employees and the Committee reviewed and approved the annual incentive compensation amounts for the executive officers.

The 2007 AIP was designed to enhance stockholder value by providing the Company’s eligible employees, including its executive officers, with added incentive to achieve specific annual objectives. The 2007 AIP also intended to provide the Company with a tool to attract, retain, and motivate qualified personnel, enabling the Company to compete with industry peers. Under the 2007 AIP, participants were eligible to earn a cash bonus based upon a percentage of their base salary, as well as an incentive stock option grant. In addition, some participants, including the executive officers were eligible to receive a grant of restricted stock. The incentive bonus opportunities varied by each employee’s level of responsibility and time of service, and were dependent on the actual achievement level, as compared to corporate and individual objectives. For the executive officers, other than the CEO, the target cash bonus was equal to 35% of the officer’s base salary and the target equity grant varied by position up to a maximum of 50,000 stock options and 16,667 shares of restricted stock. For the CEO, the target cash bonus was equal to 50% of base salary, the target number of stock options was 85,000 shares and the target number of shares of restricted stock was 28,333. For 2007, based on the level of actual achievement versus the pre-established goals, the Committee approved cash bonuses ranging from 17% to 26.25% of base salary, depending on the individual officer, and 100% of the equity target.

The awards for 2007 were made based on the Company’s achievement of corporate performance goals for fiscal year 2007 and the assessed contribution of the executive to the Company’s success. The corporate performance goals for 2007 related to the results of commercial operations and the development and advancement of the Company’s clinical product pipeline.

For 2008, the Committee has established a 2008 annual incentive plan that is substantially similar to the 2007 AIP.

Item 9.01	Financial Statements and Exhibits.

(d)	10.1	Employment Agreement by and between the Company and Alfred Altomari dated as of March 14, 2008.

	10.2	Employment Agreement by and between the Company and Dennis Reilly dated as of March 14, 2008.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARRIER THERAPEUTICS, INC.

Date: March 17, 2008	By:	/s/ Anne M. VanLent
	Name:	Anne M. VanLent
	Title:	Executive Vice President, Chief Financial Officer and Treasurer